Exhibit 99.1

 ICN PHARMACEUTICALS RECEIVES IRS LETTER RULING FOR TAX-FREE RIBAPHARM SPIN-OFF

      - COMPANY SAYS POTENTIAL SPIN-OFF SUBJECT TO STRATEGIC REVIEW -

COSTA MESA, Calif., July 24 /PRNewswire-FirstCall/ -- ICN Pharmaceuticals (NYSE: ICN ) announced that the U.S. Internal Revenue Service issued a private letter ruling to the company to treat a potential spin-off of Ribapharm Inc. (NYSE: RNA) as a tax-free distribution. ICN had requested the ruling earlier this year in connection with its past restructuring plans. The ruling is one of several conditions necessary to complete a potential spin-off.

ICN recently announced that its past restructuring plans, including a potential spin-off of Ribapharm, are subject to re-evaluation under its strategic review process initiated after the May 2002 annual stockholders meeting at which significant changes in the board composition and leadership of the company occurred. Decisions resulting from the strategic review will be announced in due course.

ICN is an innovative, research-based pharmaceutical company that manufactures, markets, and distributes a broad range of prescription and non-prescription pharmaceuticals and devices under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, oncology, and hepatology.

Additional information is also available on the company's Web site at http://icnpharm.com.
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THE SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

For further information please contact: Investors, Mariann Ohanesian, +1-714-545-0100 ext. 3230, or Media, David Calef, +1-714-545-0100 ext.
3213, both of ICN Pharmaceuticals